Calculation of Filing Fee Tables
Form S-3
(Form Type)
Pruco Life Insurance Company
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Or Carry Forward Rule	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount Of Registration Fee
Newly Registered Securities
Fees To Be Paid	Other	Interests in Index Strategy options	Rule 457(o)	(1)	(1)	$1,000,000	0.0000927	$92.70

(1) The Amount Registered and the Proposed Maximum Offering Price Per Unit are not applicable because the securities are not issued in predetermined amounts or units.